Exhibit 10.1

Technology Alliance Agreement

Introduction
This Exclusive Technology Alliance Agreement (the “Agreement”), made this day of September 19, 2011, by and between NanoAxis, LLC (hereinafter referred to as "NanoAxis"), a limited liability company organized under the laws of the state of New York, United States of America and having a place of business at 1576 Sweet Home Road, Buffalo, NY 14228, and Quantum Materials Corporation (hereinafter referred to as "Quantum Materials" and/or “QMC”), a corporation organized under the laws of the State of Nevada, United States of America and having a place of business at 4724 E Foothill Drive, Paradise Valley, Arizona 85253. Quantum Materials and NanoAxis are collectively known as the “Parties”.

Recitals
WHEREAS, Quantum Materials is engaged in the production of Quantum Dots using its proprietary manufacturing method for use as a component in solar panels; and

WHEREAS, Quantum Materials seeks to enter the biological nanotechnology market by producing Quantum Dots to be used for diagnostic and therapeutic applications in the life science industry; and

WHEREAS, NanoAxis is engaged in the research, development, and production of diagnostic and therapeutic processes, products, and techniques using nanotechnology including Quantum Dot technologies; and

WHEREAS, NanoAxis seeks to secure a working arrangement with a supplier of Quantum Dots for use in NanoAxis products, In-House Research and Development efforts, commercial use, and retail business; and

WHEREAS, NanoAxis provides services to modify, functionalize, customize and bioconjugate the surface of Quantum Dots to meet the needs of its customers in the life science market; and

WHEREAS, NanoAxis seeks to secure funding to advance the progress of its Biomedical Nanotechnology research, In-House Research and Development, and product development areas; and

WHEREAS, Quantum Materials and NanoAxis believe it to be in the best interests of both Parties to combine the expert staff, equipment, fundraising capabilities, operating experience and Quantum Dots produced by Quantum Materials with the labor, know-how, technical services, equipment, relationships, clientele, and research capabilities of NanoAxis to provide customized Quantum Dots for various biological applications at a cost savings benefit to end consumers, to advance the NanoAxis development of its diagnostic and therapeutic products, and parties wish to enter into such arrangement.

NOW, THEREFORE:
In consideration of the mutual covenants and agreements of the parties herein contained, the parties hereto, intending to be legally bound, do hereby agree as follows:

(1) Definitions:

1.1 “Affiliate” means with respect to either Party to this Agreement, a business entity controlling, controlled by or under common control with such party, directly or indirectly, including but not limited to suppliers, sub-suppliers, independent contractors, and consultants.

1.2 “Biomedical Nanotechnology” means the application of nanotechnology to biomedical devices for diagnosis, high-throughput screening, drug delivery, biomaterials, tissue engineering, therapies and enhancement materials for medical imaging.

1.3 “Confidential Information” shall have the meaning set forth in Section 13.1 of this Agreement.

1.4 “Cost Plus” means a respective percentage of the Production Cost of the specific QD’s Quantum Materials provides to NanoAxis to be determined in a later executed Operating Agreement.

1.5 “In-House Research and Development” means efforts by NanoAxis, or QMC contracted employees, agents, and contractors not Affiliates of Quantum Materials to obtain new knowledge, improved products, processes, systems, or services regarding biomedical nanotechnology, biomaterials and the general life sciences.

1.6 “Intellectual Property Rights” means all intellectual and industrial property rights and interests in or relating to the Property and/or Trademarks, including but not limited to trademarks, trade secrets, copyrighted materials and their derivatives, software, designs, know-how, patents or inventions, and whether such rights are registered, unregistered or pending registration.

1.7 “Inventory Purchase Agreement” means an agreement between Quantum Materials and NanoAxis to describe the purchase price of QD’s, the payment terms for purchase, delivery terms, risk of loss, and other terms relating to the purchase of QD’s.

1.8 “Joint Intellectual Property Rights” shall means those Intellectual Property Rights owned or controlled by both Parties.

1.9 “Nanomaterial” means any material of nanoscale dimensions.

1.10 “NanoAxis Intellectual Property Rights” shall mean those Intellectual Property Rights owned or controlled in part or in whole by NanoAxis and not Quantum Materials.

1.11 “New Rights” means rights acquired from the date of this Agreement in accordance with activities defined in Section 3 and product rights mentioned in Section 4.3 of this Agreement.

1.12 “Patent” means any patent filed with the United States Patent and Trademark Office, or with a patent authority in another country.

1.13 “Production Cost” means the cost to Quantum Materials for production of Quantum Dots specifically supplied to NanoAxis to be determined on an ongoing basis or in an Inventory Purchase Agreement.

1.14 “Party” means either NanoAxis or Quantum Materials or Affiliate.

1.15 “Products” means any good or service NanoAxis provides to its customers which may or may not incorporate QD.

1.16 “Property” means all proprietary tangible and intangible assets NanoAxis holds claim to.

1.17 “Quantum Dots” means any spherical quantum dot, tetrapod quantum dot, multi-branched quantum dot, or functionalized quantum dot produced and supplied by Quantum Materials to NanoAxis.

1.18 “Quantum Materials Intellectual Property Rights” shall mean those Intellectual Property Rights owned or controlled in part or in whole by Quantum Materials and not NanoAxis.

1.19 “R&D Funding Agreement” means a contract wherein NanoAxis and an institution, individual, or financial provider commits capital towards the research and development of NanoAxis' In-House Research and Development.

1.20 “Term” has the meaning described by Section 6.1.

1.21 “Third Party” means any entity or individual not a Party as stated in Section 1.14.

(2) Representations and Warranties:

2.1 Quantum Materials warrants and represents to NanoAxis that, upon purchase of the Quantum Dots from Quantum Materials Affiliates or Third Party, and to the best of its knowledge, (i) it has full right and authority to enter into this Agreement without consent or approval of any Third Party, and is not subject to any restrictions which would prevent or impair the grant to NanoAxis of the licenses granted hereby including the license to use Quantum Materials Quantum Dots (herein known as “QD”) or the exercise by NanoAxis of such licenses.  Quantum Materials does not grant NanoAxis the license to produce Quantum Materials proprietary QD.

2.2 NanoAxis warrants and represents to Quantum Materials that, to the best of its knowledge, it has full right and authority to enter into this Agreement without consent or approval of any Third Party, and is not subject to any restrictions which would prevent or impair the grant to Quantum Materials of the licenses granted hereby or the exercise by Quantum Materials of such licenses.

2.3 Quantum Materials warrants and represents that it knows of no patent held by any Third Party, which would prevent the exercise by NanoAxis of the licenses granted hereunder.

2.4 Quantum Materials warrants and represents that the Products will not infringe upon or violate the rights (including copyright, trademark, privacy or any other rights) of any person or entity; the manufacture, distribution, advertisement, promotion and sale of the Products will comply with all applicable laws, rules and regulations; Quantum Materials will use commercially reasonable efforts to maximize sales of the Products; (iv) the Products will be in all respects safe and noninjurious for the person intended to use such product; and (v) Quantum Materials has the right to enter into and perform this Agreement.

2.5 Notwithstanding anything to the contrary herein contained, Quantum Materials hereby warrants, represents, covenants and agrees that the QD’s manufactured in connection with this Agreement shall be produced in full compliance with all applicable laws of the country of manufacture and without the use of child labor (as defined under the United States Fair Labor Standards Act, as amended from time to time; or, in the event of manufacture overseas, as defined under the International Labor Organization, convention 138, of 1973, as may be amended from time to time; but in no event under the age of fifteen (15)), prison labor or slave labor.  Quantum Materials further warrants, represents, covenants and agrees that it has a business policy, code of ethics, or other form of procedure by which it complies with and monitors compliance with applicable labor regulations.  Notwithstanding anything herein to the contrary, Quantum Materials failure to strictly comply with this provision shall be deemed a breach of a material term hereof, and NanoAxis shall have the right to  terminate this Agreement in accordance with Section 6.2.   If pursuant the QD are manufactured by a third party, then Quantum Materials shall provide in its agreement with such third party that such party will comply with this paragraph.

2.6 Quantum Materials represents and warrants that as of the date of execution of this Agreement it is not undergoing litigation, charged with any breach of U.S. of international law, facing a lawsuit, or undergoing a legal claim against a Third Party.

(3) Scope of Activities

Quantum Materials

3.1 Supplier.  Quantum Materials shall act as a manufacturing supplier to NanoAxis in that Quantum Materials shall produce and supply QD below the existing market price and of a quality in accordance with industry standards, with said market price and quality to be defined in the Inventory Purchase Agreement within a reasonable time period, with quality based on QD properties sufficient to satisfy the supply needs of NanoAxis including but not limited to shell stability, emission spectrum, excitation wavelengths, fluorescence intensity, fluorescence lifetime, surface chemistry, uniform dispersion without aggregation, and material composition.  Quantum Materials shall manufacture and distribute the QD in accordance with customary business practices and shall always maintain adequate inventory of the QD to satisfy NanoAxis needs of the QD.

3.2 Quantum Materials as Fundraiser.  Quantum Materials is entitled to raise funds on behalf of NanoAxis for the development of the NanoAxis Biomedical Nanotechnology research and development program listed in Section 3.5. If Quantum Materials obtains direct funding for specific projects to be announced in a later executed R&D Funding Agreement, then NanoAxis shall grant Quantum Materials the exclusive right to supply QD for the respective NanoAxis commercial and non-commercial applications directly resulting from said R&D Funding Agreement funds.

3.3 Quantum Materials as Researcher.  Quantum Materials may from time-to-time assist NanoAxis on a per project basis to be evidenced by a future executed express written research and development agreement, in the development of Products, whether by direct research or in provision of Quantum Materials Affiliates that are required for Product development.  Such assistance in specific Product development may result in Joint Intellectual Property Rights to be evidenced by a future executed express written research and development agreement.

NanoAxis

3.4 NanoAxis as Fundraiser.  NanoAxis shall assist Quantum Materials to secure funds for purposes of purchasing a microreactor for biological QD production.  Upon Quantum Materials securing the funds and purchasing the microreactor, Quantum Materials shall grant NanoAxis a worldwide exclusive lifetime license to use and sell QD’s produced from said specific microreactor purchased by Quantum Materials through the mutual NanoAxis and Quantum Materials fundraising efforts.  The production costs of any QD produced from said microreactor will consider such funds raised.  However, this license shall not impede upon appropriate Cost Plus determinations agreed upon in a later executed Inventory Purchase Agreement.  Quantum Materials may grant NanoAxis a purchase price discount upon NanoAxis raising funds that lower or contribute towards Quantum Materials productions costs of QD’s.

3.5 Product Manufacturer.  NanoAxis shall incorporate Quantum Materials QD into NanoAxis products by modifying the QD to create new products to meet the demands of NanoAxis customers.

3.6 Researcher and Developer.  NanoAxis shall conduct research and development activities involving QD in both diagnostic and therapeutic Biomedical Nanotechnology applications.  All research conducted by NanoAxis shall result in NanoAxis Intellectual Property Rights.

3.7 Exclusivity.  NanoAxis shall grant to Quantum Materials an exclusive right as the sole supplier for all NanoAxis diagnostic antibody applications.  As such NanoAxis shall not execute any agreement with a supplier of QD for use in the NanoAxis diagnostic antibody applications without the consent of Quantum Materials.  The exclusivity right described in this Section 3.6 and Section 3.1 is contingent upon Quantum Materials providing QD of a sufficient quality, manner and quantity to meet the demands of NanoAxis customers as well as in sufficient compliance with the terms of this Agreement.

3.8 Payment.  NanoAxis shall pay to Quantum Materials their Production Cost and Cost Plus according to a mutually agreed upon cost curve to be determined in a later executed Inventory Purchase Agreement.

(4) Rights

4.1 Quantum Materials retains all right and title in its original QD technology.  Nothing contained within this Agreement shall restrict Quantum Materials right to use or distribute the Quantum Dot Technology to other commercial or noncommercial entities for non-biological applications.

4.2 NanoAxis shall retain rights and title to all In-House Research and Development including those improvements, enhancements and discoveries made using the QD.

4.3  Rights in Products.  All rights not specifically granted to Quantum Materials through research and development agreements indicated in Section 3.3 are hereby reserved by NanoAxis.  Quantum Materials shall not be entitled to have patents, trademarks, or any other rights in connection with Products wherein no Joint Intellectual Property Rights exist nor may Quantum Materials claim any such rights without the prior written consent of NanoAxis, which may be withheld in its sole discretion.

4.4  Right of First Refusal Granted to Quantum Materials.  During the Term of the Agreement, before NanoAxis may use a Nanomaterial offered by a Third Party, NanoAxis shall first offer Quantum Materials the right to supply said Nanomaterial contingent upon the all of the following factors: (i) Quantum Materials proven record of producing said Nanomaterial at the time of execution of this Agreement; (ii) Quantum Materials ability to supply said Nanomaterial within a time frame suitable to NanoAxis business needs, (iii) said Nanomaterial being of suitable quality and passing quality assurance testing for use in NanoAxis products as determined by the discretion of NanoAxis; and (iv) said Nanomaterial is supplied for a price less than or equal to that of any Third Party supplier of said respective Nanomaterial.  Quantum Materials shall have seven (7) business days following the date NanoAxis first presents Quantum Materials such offer to refuse or accept the offer.

4.5  Right of First Refusal Granted to NanoAxis.  During the Term of the Agreement, before Quantum Materials may offer any Nanomaterial to a Third Party for use in a biological application, Quantum Materials shall first offer NanoAxis the right to use the respective Nanomaterial.

(5) Exclusive License

5.1 Quantum Materials shall grant NanoAxis a worldwide exclusive license to use and sell its QD in all biological applications and in each NanoAxis Product including but not limited to customer specific assay kits, therapeutic drugs, pharmaceutical applications, and diagnostic devices.  Quantum Materials is entitled to grant NanoAxis an exclusive license to use and sell its QD in non-biological applications on an application by application basis contingent upon explicit approval by Quantum Materials.  Quantum Materials does not grant NanoAxis the license to produce Quantum Materials proprietary QD.

5.2 Quantum Materials shall grant NanoAxis an exclusive license to use its QD in any of the Products to be developed as per the R & D Funding Agreement and funding program described in Section 3.2.  Quantum Materials does not grant NanoAxis the license to produce Quantum Materials proprietary QD.

(6) Term and Termination

6.1 Term. This Agreement shall begin on the date duly executed and shall continue in effect for five (5) years.  This Agreement shall not be automatically renewed unless and until both Parties give express written notice of its intent to automatically renew the Agreement at least thirty (30) days prior to the Agreement expiration.

6.2 Termination.   Both Parties reserve the right to and may terminate this agreement:

(a)	if both Parties submit written mutual consent to terminate the Agreement; or

(b)
by written notice to NanoAxis by Quantum Materials if NanoAxis fails to comply with any of the provisions of this Agreement that Quantum Materials reasonably determines to be material (including but not limited to, any representation, warranty, covenant or obligation set forth in this Agreement or any later executed agreement between the Parties) and such failure is not cured to Quantum Materials reasonable satisfaction within fifteen (15) days following written notice of such failure to NanoAxis; or

(c)
by written notice to Quantum Materials by NanoAxis if Quantum Materials fails to comply with any of the provisions of this Agreement that NanoAxis reasonably determines to be material (including but not limited to, any representation, warranty, covenant or obligation set forth in this Agreement or any later executed agreement between the Parties) and such failure is not cured to NanoAxis’s reasonable satisfaction within fifteen (15) days following written notice of such failure to Quantum Materials; or

(d)	if either Party declares bankruptcy; or

(e)
if the practice by NanoAxis of the licenses granted in this Agreement infringes any presumptively valid patent held by any unrelated third party and it is therefore necessary for NanoAxis to accept a royalty-bearing license to practice such patent from such third party, NanoAxis shall have the right to terminate this Agreement by written notice to Quantum Materials.

(7) Territory & World-Wide Right

NanoAxis is entitled to distribute Quantum Materials QD in NanoAxis customized products to customers within the United States and throughout any country in the world without restriction.

(8) Transfer of Rights

8.1 No right or license is granted under this agreement by either Party to the other Party either expressly or by implication, except those specifically set forth herein.  The Parties agree that any and all proprietary rights, including but not limited to Intellectual Property Rights in and to the QD shall be and remain in Quantum Materials, subject to the rights granted herein.  The Parties agree that any and all proprietary rights, including but not limited to Intellectual Property Rights or improvement technology rights as a result of NanoAxis In-House Research and Development shall remain in NanoAxis and not Quantum Materials.  The Parties agree that any and all proprietary rights, including but not limited to Intellectual Property Rights or improvement technology rights as a result of joint activities as specified in Section 3 of this Agreement shall be jointly owned by the Parties.

8.2 Quantum Materials acknowledges and agrees that all right, title and interest in the NanoAxis Intellectual Property Rights and the property, trademarks and materials (and any derivation, adaptation, variation, modification or improvement thereof) are owned by and shall remain the exclusive property of NanoAxis, and that Quantum Materials shall not acquire any right, title or interest in the same by virtue of this Agreement.  NanoAxis acknowledges and agrees that all right, title and interest in the Quantum Materials Intellectual Property Rights and the property, trademarks and materials (and any derivation, adaptation, variation, modification or improvement thereof) are owned by and shall remain the exclusive property of Quantum Materials, and that NanoAxis shall not acquire any right, title or interest in the same by virtue of this Agreement.

8.3 Quantum Materials shall not register, attempt to register or cause to be registered any right, title or interest relating to the NanoAxis Intellectual Property Rights, or the property or any knowledge derived therefrom. Quantum Materials shall not directly or indirectly challenge any part of the NanoAxis Intellectual Property Rights, or assert any rights therein.  NanoAxis shall not register, attempt to register or cause to be registered any right, title or interest relating to the Quantum Materials Intellectual Property Rights, or the property or any knowledge derived therefrom. NanoAxis shall not directly or indirectly challenge any part of the Quantum Materials Intellectual Property Rights, or assert any rights therein.

(9) Arbitration

All disputes, controversies, or claims arising out of or relating to this contract shall be submitted to binding arbitration in accordance with the applicable rules of the American Arbitration Association then in effect.

(10) Assignment/Entire Agreement

Neither Party may assign the Agreement without the prior written consent of the other Party.  This agreement sets forth the entire understanding between the parties and cannot be changed or amended except by written agreement executed by the parties.

(11) Indemnity and Insurance

11.1 Quantum Materials hereby indemnifies NanoAxis and its parents, affiliates, subsidiaries, officers, employees, agents, directors and representatives against all claims, damages, suits and expenses (including reasonable attorneys' fees) arising out of a breach or alleged breach of any of Quantum Materials warranties, representations and agreements herein contained. NanoAxis hereby indemnifies Quantum Materials and its parents, affiliates, subsidiaries, officers, employees, agents, directors and representatives against all claims, damages, suits and expenses (including reasonable attorneys' fees) arising out of a breach or alleged breach of any of NanoAxis warranties, representations and agreements herein contained.

11.2 Quantum Materials shall obtain and maintain at NanoAxis expense, during the Term, and for three (3) years thereafter, product liability and completed operations insurance naming NanoAxis as an insured party (including its parents, affiliates, subsidiaries, officers, employees, agents, directors and representatives), from a qualified insurance carrier approved in writing by NanoAxis in the amount of at least One Million United States Dollars ($1,000,000 U.S.) per claim and at least Two Million Dollars ($2,000,000) in the aggregate for personal and bodily injury and identical additional amounts for property damage.  This policy shall specify that it covers all the Products manufactured or distributed hereunder and that it may not be modified or canceled by the insurer, except after thirty (30) days' prior written notice by the insurer to NanoAxis; if such cancellation takes place or the policy's coverage is diminished in any way, NanoAxis may terminate this Agreement.  Prior to manufacturing or distributing any of the Products, Quantum Materials shall provide NanoAxis with a copy of such policy and a certificate of insurance naming NanoAxis and its parents, affiliates, subsidiaries, officers, employees, agents, directors and representatives as insured parties as aforesaid.  Compliance herewith in no way limits Quantum Materials obligations hereunder.

11.3  NanoAxis shall not be liable for any consequential, incidental, punitive or special damages or lost profits for any reason, wheter such liability is asserted on the basis of contract, tort (including negligence or strict liability) or otherwise, even if NanoAxis has been warned of the possibility of such damages, and any right to recover such damages or lost profits is hereby expressly waived by Quantum Materials.  Quantum Materials shall not be liable for any consequential, incidental, punitive or special damages or lost profits for any reason, whether such liability is asserted on the basis of contract, tort (including negligence or strict liability) or otherwise, even if Quantum Materials has been warned of the possibility of such damages, and any right to recover such damages or lost profits is hereby expressly waived by NanoAxis with respect to products that do not incorporate Quantum Materials Quantum Dots or other materials not supplied by Quantum Materials to NanoAxis.

(12) Infringement

Quantum Materials shall promptly notify NanoAxis, in writing, of any imitations or infringements of the products which may come to Quantum Materials attention.  NanoAxis shall have the sole right to determine whether or not any demand, suit or other action shall be taken on account of or with reference to any such infringements or imitations; and Quantum Materials shall not institute any suit or take any action on account of any such infringements or imitations without first obtaining the express written consent of NanoAxis to do so.  NanoAxis shall have the right (but not the obligation) to commence or prosecute any suits or make any such demands in its own name or in the name of Quantum Materials or join Quantum Materials as a party thereto.  Quantum Materials shall cooperate with NanoAxis as a party thereto and/or in any manner that NanoAxis may request in connection with any such demand, suits, claims or other actions.  With respect to all claims and suits, including suits in which Quantum Materials is joined as a party, NanoAxis shall have the sole right to employ counsel of its choosing, and to direct the handling of the litigation and any settlement thereof.  NanoAxis shall be entitled to receive and retain all amounts awarded as damages, profits or otherwise in connection with such suits.  Nothing herein shall be construed as imposing any duty or obligation upon NanoAxis to take any action against any alleged infringer, nor to relieve Quantum Materials from full compliance with any of the terms of this Agreement in the event that NanoAxis does not take any such action or is unsuccessful in its action against any alleged infringer.

(13) Confidentiality

13.1 Except where reasonably necessary for the proper execution of this Agreement, the Parties shall not, without the prior written consent of the other party, use, release or divulge to any third party orally or in writing, any technical, commercial, promotional, financial or other information acquired in anticipation of or during the execution of this Agreement (“Confidential Information”). The party who discloses Confidential Information to a third party shall be responsible for ensuring its continued confidentiality and shall accept full liability for any unauthorised disclosure of the same by the said third party. The obligations of this clause shall remain effective for three (3) years following the expiration or termination of this Agreement.

13.2 The obligation of confidentiality concerning the Confidential Information shall not apply to the part thereof which:

(a)	was already in the receiving party’s possession prior to its disclosure by the disclosing party; or

(b)	is or subsequently comes into the public domain, through no fault or omission of the receiving party; or

(c)	was disclosed to the receiving party by a third party who placed no restriction on its further disclosure or use, and that that third party was legally entitled to make such a disclosure; or

(d)	was obtained by the receiving party through independent research without direct or indirect access to, or use or knowledge of, the Confidential Information; or

(e)
is required to be disclosed pursuant to an administrative or judicial order, provided that, where practicable the receiving party agrees to provide the disclosing party prior notice of such a disclosure.

13.3 Destruction of Confidential Information. Both Parties shall return or destroy any confidential information received from the other Party upon termination of this Agreement.

(14) Miscellaneous

14.1 All notices shall be in writing and shall be given at the respective addresses for the parties set forth above, or at such changed address as the recipient shall have provided in writing.  All notices shall be deemed given three (3) days after mailing certified or registered mail, return receipt requested or the first business day following transmission by facsimile transfer.  All notices to NanoAxis shall be sent to the attention of Dr. Krishnan Chakravarthy.

14.2 In resolving any dispute or construing any provision in the Agreement, there shall be no presumption made or inference drawn: (i) because the attorneys for one of the parties drafted the Agreement; (ii) because of the drafting history of the Agreement; or (iii) because of the inclusion of a provision not contained in a prior draft or the deletion of a provision contained in a prior draft.

14.3 This Agreement shall not be construed to create a partnership, joint venture or the relationship of principal and agent between the parties hereto, or any other relationship, and it being understood and agreed neither party shall have the right to act as the agent for or to bind the other.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective duly authorized officers.  This agreement is effective as of the date last set forth below.

NANOAXIS, LLC

By: /s/ Krishnan Chakravarthy
Krishnan Chakravarthy, CEO & President

Date: 9/20/11

QUANTUM MATERIALS CORPORATION

By: /s/ Stephen B. Squires, CEO

Date:9/19/11

Witness 1:

By:_________________________________________
Date:_______________________________________

Witness 2:

By:__________________________________________
Date:________________________________________

4